Exhibit 6.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 23rd day of June 2021 (the “Effective Date”), by and between ROBERT GRINBERG (“Employee”), whose address is 1835 NE Miami Gardens Dr., #237, North Miami Beach, FL 33179 and LIFECLIPS Inc., a Wyoming corporation, whose address is 18851 NE 29th Ave., Suite 700, Aventura, FL 33180 (the “Company”).

Background

A.	Employee was appointed as CEO of the Company on January 13, 2021

B.	The Company desires, on the terms and conditions stated herein, to employ the Employee as an employee of the Company.

C.	The Employee desires, on the terms and conditions stated herein, to be employed by the Company as an employee thereof.

Terms of Agreement

NOW, THEREFORE, in consideration of the foregoing recitals, and of the promises, covenants, terms, and conditions contained herein, the parties hereto agree as follows:

1. Employment and Natural Terms. The Company hereby employs Employee, and Employee hereby accepts employment with the Company, for a term of five (5) years (the “Term of Employment”), beginning on the Effective Date and concluding automatically after five (5) years or upon the earlier termination of this Agreement as expressly set forth herein.

2. Position and Duties. Employee shall perform all the functions as may be reasonably assigned by the Board of Directors of the Company, or by the officers of the Company, and shall serve in the capacity of Chairman and Chief Executive Officer during the Term of Employment. In no event shall the Board of Directors or the Company require Employee to accept a position other than as Chairman and Chief Executive Officer, nor shall the Company require Employee to perform functions which are not typically required of, or performed by, other individuals in similar positions for similar companies.

3. Compensation and Benefits. As compensation for the services to be rendered by Employee hereunder, the Company shall pay to Employee an annual salary of TWO HUNDRED FIFTY THOUSAND AND NO/100 U.S. DOLLARS ($250,000.00 USD), payable monthly to Employee in increments of TWENTY THOUSAND EIGHT HUNDRED THIRTY-THREE AND 33/100 HUNDRED U.S. DOLLARS ($20,833.33 USD) on the first (1st) day of each calendar month, in advance. Employee shall also be entitled to annual and/or periodic bonuses, as determined by the Board of Directors of the Company acting in its sole and absolute discretion and those specific bonsues set forth on Schedule A hereto. With respect to each monthly payment and bonus payment, the Company may make such deductions as are reasonably required by applicable law for state and Federal income tax purposes. With respect hereto, payments hereunder shall be retroactive to February 1, 2021.

(a) Equity Option. Employee will have the right and option to, at any time and from time to time, receive shares of voting common stock of the Company as monthly salary in lieu of cash (each, an “Equity Option”). Employee shall elect the Equity Option by giving written notice to the Company at least ten (10) days in advance of the applicable payment date, and such notice may be withdrawn or cancelled at any time by Employee in his sole and absolute discretion. Such notice shall not be deemed to affect any payment of salary to Employee by the Company except as expressly set forth in such notice. In the event that the Employee wishes to exercise an Equity Option, the Company shall immediately issue to Employee number of shares of voting common stock equal to (i) the cash amount that the Employee has agreed to exchange for shares; at a price equal to (ii) fifty-five percent (55%) of the average of the two lowest closing prices during the twenty (20) trading days preceding the notice of the Equity Option.

4. Reimbursement for Expenses. Company shall promptly reimburse Employee for the following expenses:

(a) An executive assistant at $3,000 per month

(b) Rent reimbursement of $2,500 per month

(c) all other reasonably-documented business expenses that are incurred by Employee in the performance of his duties under this Agreement, including but not limited to travel expenses. All expenses shall be reasonably documented by the Employee and submitted with a reasonably-detailed expense report for any request for reimbursement. The Company must approve all reimbursable activities in advance, except for local travel expenses and emergency expenditures.

4. Termination. Notwithstanding the provisions of Section 1 hereof, this Agreement shall terminate automatically prior to the conclusion of the Term of Employment or upon the occurrence of any one of the following events:

(a) The death of Employee.

(b) Upon sixty (60) days’ prior written notice given by the Company to Employee for and after the existence and occurrence of “cause.” For purposes of this paragraph (b), the term “cause” shall be defined as: (i) serious, willful misconduct with respect to Employee’s duties under this Agreement, including but not limited to, conviction for a felony or perpetration of a common law fraud which has resulted or is likely to result in material economic damage to the Company; (ii) the unauthorized sale, consolidation, or merger into or with, or transfer of all or substantially all of, the Company’s assets to a third party; and/or (iii) any material violation of any covenant or restriction contained in Section 5 hereof.

(d) By Employee, at will and for any reason in Employee’s sole and absolute discretion, upon at least thirty (30) days’ prior written notice to the Company.

Except as otherwise provided in Section 4(b), in the event of a termination of employment pursuant to this Section 4, Employee or his estate, as appropriate, shall be entitled to receive (in addition to any benefits payable upon death in the case of Employee’s death) the salary and other benefits provided for herein up to and including the effective date of termination, prorated on a daily basis, including any bonus payments due pursuant to Schedule A.

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(e). Termination upon Change of Control

i.	Termination. Consultant’s engagement shall not be terminable for Cause or without Cause after a Change in Control. Consultant’s continued engagement on terms at least as preferential as those in this Agreement must be a pre-requisite to any Change in Control. Additionally, upon a Change in Control, any unvested Yearly Bonus amounts set forth on Schedule A not yet vested shall immediately vest

ii.	Change in Control. For purposes of this Agreement, a Change of Control of the Company shall be deemed to have occurred at such time as:

a.	Change in Ownership. any person (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act)) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Company representing more than 50% of the Company s outstanding voting securities or rights to acquire such securities except for any voting securities issued or purchased under any employee benefit plan of the Company or its subsidiaries; or

b.	Sale. Any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; or

c.	Liquidation. a plan of liquidation of the Company or an agreement for the sale or liquidation of the Company is approved and completed; or

d.	Board Determination. the Board determines in its sole discretion that a Change in Control has occurred, whether or not any event described above has occurred or is contemplated.

5. Non-Competition. During the Term of Employment and for a period of one (1) year thereafter, Employee shall not, individually or jointly with others, directly or indirectly, whether for his own account or for that of any other person or entity, own or hold any ownership interest of more than five percent (5%) in any entity engaged in business that is the same as, or is substantially similar to, the business of the Company anywhere in the United States of America, and Employee shall not act as an officer, director, shareholder, partner, or principal of any such person or entity during such time period. For purposes of this Section 5, any businesses of the Company shall include any businesses operated or owned by an affiliate of the Company, any successor entity to the Company, and any entity in which the Company has an interest of more than five percent (5%). Nothing in this Section 5 shall preclude Employee from owning or purchasing stock of any person or entity that is listed on any national securities exchange or which have been registered under Section 12(g) of the Securities Exchange Act of 1934 or any successor law.

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6. Non-Disclosure. During the Term of Employment and for a period of two (2) years thereafter, and except as necessary in the performance of his duties hereunder, at no time during the Term of Employment shall Employee, individually or jointly with others, for the benefit of Employee or any third party, publish, disclose, use, or authorize any other person to publish, disclose, or use any secret or confidential material or information relating to the business or operations of the Company, including, without limitation, any secret or confidential information relating to the business, customers, trade or industry practices, trade secrets, technology, or know-how of the Company, except and to the extent that such information is available to members of the public by reasons other than Employee’s disclosure, or if such disclosure is otherwise authorized by the Board of Directors of the Company.

7. Equitable Relief. With respect to the covenants and agreements of Employee set forth in Sections 5 and 6 hereof, the parties agree that a material, uncured violation of such covenants and agreements will cause irreparable injury to the Company and that the Company shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to apply to a court of competent jurisdiction for an injunction to restrain Employee from violating, or continuing to violate, such covenants and agreements.

8. Reasonableness of Restrictions; Reformation; Enforcement. The parties hereto recognize and acknowledge that the geographical and time limitations contained in Sections 5 and 6 hereof are reasonable and properly required for the adequate protection of the Company’s interest. The parties hereto agree that in the event any court of competent jurisdiction determines the specified period or the specified geographical area of the restricted territory to be unreasonable, arbitrary, or against public policy, a lesser time period or geographical area which is determined to be reasonable, nonarbitrary, and not against public policy may be enforced against Employee.

9. Indemnification.

(a) Indemnification of Consultant by the Company. The Company shall indemnify, defend and hold Consultant, its subsidiaries, affiliates, officers, directors and employees harmless from and against any and all liabilities, obligations, losses, claims, damages, costs, charges or other expenses of any kind (including, but not limited to, reasonable attorneys’ fees and legal costs) (collectively, “Claims”) which arise out of or result from any breach or alleged breach of this Agreement by the Company. Consultant shall be covered by any directors and officers insurance policies (the “D&O Insurance”), with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement. The Consultant and the Company shall be responsible for procuring the D&O Insurance and the Company shall provide a budget of up to $150,000 for payment of premiums.

(b) Indemnification of the Company by Consultant. Consultant shall indemnify, defend and hold harmless Company, its subsidiaries, affiliates, officers, directors and employees, from and against any and all Claims which arise out of, or result from, any breach or alleged breach of this Agreement by Consultant or any claim arising out of any false and misleading statements, advertising or marketing, or arising out of Consultant’s gross negligence or wanton or willful misconduct in the performance of its obligations under this Agreement.

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10. Assignability. This Agreement and the rights and duties created hereunder shall not be assignable or delegable by either party without the prior written consent of the other party in such party’s sole and absolute discretion.

11. Notices. All notices or other communications provided for herein to be given or sent to a party by the other party shall be deemed validly given or sent if in writing and mailed, postage prepaid, by registered or certified United States mail or international mail courier, and addressed to the parties at their addresses hereinabove set forth. Either of the parties may give notice to the other party at any time, but the method specified above, of a change in the address at which, or the person to whom, notice is to be addressed.

12. Waiver. The failure to enforce any term or condition of this Agreement shall not be deemed a waiver of that term or condition for the future, nor shall any specific waiver of a term or condition at one time be deemed a waiver of such term or condition for any future time.

13. Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

14. Governing Law. Except as otherwise specifically provided herein, the validity, interpretation, and performance of this Agreement shall be governed by the laws of the State of Florida.

15. Captions. The captions of this Agreement have been assigned thereto for convenience only, and shall not be construed to limit, define, or modify the substantive terms hereof.

16. Entire Agreement; Counterparts. This Agreement constitutes the entire agreement between the parties hereto concerning the subject matter hereof, and supersedes all prior memoranda, correspondence, conversations, and negotiations. This Agreement may be executed in several counterparts that together shall constitute but one and the same Agreement.

17. Enforcement. Should any controversy, dispute or claim arise between the Company and Employee relating to or arising out of the subject matter of this Agreement or any provision of this Agreement (including termination of employment), the relationship of the Company and Employee, or under any federal, state or local law or ordinance, such controversy, dispute, or claim shall be settled exclusively by arbitration administered in Broward County, Florida by the American Arbitration Association in accordance with its applicable rules, and judgment upon the award rendered by the arbitrator may be entered in any court in Broward County, Florida having jurisdiction thereof. The prevailing party in the arbitration shall, in addition to such other relief as may be granted, be entitled to a reasonable sum as and for such party’s costs and expenses incurred, including attorney’s fees. The Company and Employee each agree that, except for the Company’s right to injunctive relief pursuant to Section 7, arbitration shall be the sole and exclusive remedy in the event any such controversy, dispute or claim shall arise.

[Remainder of Page Intentionally Blank. Signatures Appear on Following Page]

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IN WITNESS WHEREOF, the undersigned have hereunto signed this Agreement on the Effective Date.

“COMPANY”

LIFE CLIPS Inc., a Wyoming corporation

By:
Name:
Title:

“EMPLOYEE”

Robert Grinberg

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SCHEDULE A

1. Yearly Bonus

Upon the Execution hereof, the Employee shall be granted the following options:

a.	options to purchase 5% of the issued and outstanding shares of the Company at the time of exercise. The option shall have a 5-year term and shall vest and be priced on the date hereof.

b.	options to purchase 5% of the issued and outstanding shares of the Company at the time of exercise. The option shall have a 5-year term, shall be priced on the date hereof and shall vest upon the first anniversary of the Execution hereof.

c.	options to purchase 5% of the issued and outstanding shares of the Company at the time of exercise. The option shall have a 5-year term, shall be priced on the date hereof and shall vest upon the second anniversary of the Execution hereof.

Should the Employee be terminated for any reason other than Cause, then the above referenced Yearly Bonuses shall automatically vest on such termination date.

2. Bonus Compensation Milestones.

a. For each calendar year during the Term, in which the Company achieves the adjusted EBITDA(1) targets set forth in the table below (each a “Milestone”), the Company shall pay to the Employee in restricted stock or restricted stock units of the Company, the corresponding value shares of the Company set forth in “Bonus” below:

Bonus (US Dollars)	Milestone (US Dollars)
$100,000	1st 1,000,000
$100,000	2nd 1,000,000
$100,000	3rd 1,000,000
$100,000	4th 1,000,000
$100,000	5th 1,000,000

(1)	For the purposes hereof “Adjusted EBITDA shall mean Earnings before payment of interest, taxes, depreciation or amortization and shall not include:

A.	Unrealized gains or losses
B.	Non-cash expenses
C.	Gains or losses on foreign exchange
D.	Goodwill impairments
E.	Non-operating income
F.	Share-based compensation

b. Upon the Company meeting the Market Cap Milestones listed below and maintaining such market cap for a period of 22 consecutive trading days, the Consultant will be awarded that number of shares set forth in the column marked “Bonus.” Market Cap shall be based upon the value of all shares issued and outstanding during the period as used in the “Basic” earnings per share calculation.

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Bonus (Shares)	Market Cap Milestone (US Dollars)
25,000,000	$10,000,000
25,000,000	$15,000,000
25,000,000	$20,000,000
25,000,000	$30,000,000
25,000,000	$50,000,000

3. Stock Grant – Significant Transactions.

c. Upon the Company closing a Significant Transaction, as defined below, the Employee shall be granted that number of shares of common stock or a new series of preferred shares of the Company that is convertible into common stock of the Company equal to 10% of the of the value of all of the consideration, including any stock, cash or debt, of such completed transaction. The Employee can earn this grant of stock for each Significant Transaction closed by the Company during the Term of this Agreement.

d. A “Significant Transaction” shall mean a licensing transaction, merger with or acquisition of an operating company in a strategic or synergistic line of business with that of the Company as determined by Consultant in his sole discretion, a financing or direct or indirect share issuance transaction involving the Company, which as a whole, provides cash flow or equivalent value to the Company in excess of $250,000 or the listing of shares of the Company on the NASDAQ Market, the NYSE American, CSE or other National or International Market.

e. Employee understands and acknowledges that shares earned in respect of a “Significant Transaction” as defined hereby will constitute restricted stock of the Company subject to the limitations on transfer and resale under U.S. securities law and regulation and the Company’s Equity Incentive Plan. Upon confirmation of the achievement of the milestone by the Board, the Consultant shall be delegated by the Board any and all authority necessary to direct the Company’s transfer agent to make the foregoing issuances without requiring further Board or Company approval or corporate action.

Company Initials:

Employee Initials:

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